Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-3/A (Amendment No. 1)) and related Prospectus of Uranium Energy Corp. for the registration of 2,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated October 13, 2009, with respect to the consolidated financial statements and schedules of Uranium Energy Corp. and the effectiveness of internal control over financial reporting of Uranium Energy Corp., included in its Annual Report (Form 10-K, as amended) for the year ended July 31, 2009, filed with the Securities and Exchange Commission.

Vancouver, Canada April 22, 2010	"Ernst & Young LLP" Chartered Accountants

A member firm of Ernst & Young Global Limited